UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 28, 2007
SANTARUS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	0-50651 (Commission File Number)	33-0734433 (I.R.S. Employer Identification No.)
10590 West Ocean Air Drive, Suite 200, San Diego, California 92130
(Address of Principal Executive Offices) (Zip Code)
(858) 314-5700

(Registrant’s Telephone Number, Including Area Code)
N/A

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Item 9.01 Financial Statements and Exhibits
SIGNATURE
EXHIBIT INDEX
EXHIBIT 10.1
EXHIBIT 99.1

Item 1.01. Entry into a Material Definitive Agreement.
     On June 28, 2007, Santarus, Inc. (“Santarus”) entered into a Co-Promotion Agreement (the “Agreement”) with Victory Pharma, Inc., a California corporation (“Victory”), to co-promote Victory’s Naprelan® (naproxen sodium) Controlled Release Tablets prescription pharmaceutical products (the “Products”) to targeted primary care physicians in the U.S. Naprelan Tablets are a once-daily, controlled release formulation of naproxen sodium, a non-steroidal anti-inflammatory drug, or NSAID, indicated for the treatment of a number of conditions, including arthritis and the relief of mild to moderate pain. Santarus expects to train its field representatives and to commence promotional activities in the third quarter of 2007 for the Products.
     Under the terms of the Agreement, Santarus will receive a co-promotion fee calculated as a percentage of the net sales value of the prescriptions generated by its target physicians, offset by an initial credit in recognition of existing sales. Santarus is obligated to make a minimum number of annual and quarterly second position sales calls to target physicians, commencing in January 2008. Victory will be responsible for creating and developing, at its cost and expense, all marketing materials for the Products, as well as for handling all manufacturing, distribution, medical affairs and regulatory support for the Products. Santarus will be responsible for all costs related to its sales force, and will purchase samples and training and promotional literature at cost from Victory or its suppliers.
     During the term of the Agreement, Victory is obligated to provide Santarus with prior written notice of, and an opportunity to negotiate co-promotion rights for, any other branded pharmaceutical products that contain naproxen or naproxen sodium, which are promoted or commercialized by Victory. In addition, during the initial eighteen (18) month period of the agreement, each of Victory and Santarus agree not to promote any naproxen or naproxen sodium prescription pharmaceutical products in the U.S., other than the Products, to the targeted primary care physicians. Santarus also agrees, during the term of the Agreement, not to promote any controlled release naproxen sodium prescription pharmaceutical products in the U.S., other than the Products.
     The Agreement will continue in effect until June 10, 2014, unless terminated sooner. Either party may terminate the Agreement if the other party fails to perform any material term of the Agreement and fails to cure such breach, subject to prior written notice within a specified time period. In addition, either party may terminate the Agreement if the other party becomes insolvent, files or consents to the filing of a petition under any bankruptcy or insolvency law or has any such petition filed against it, and within a specified time period, such filing has not been stayed. Either party may also terminate the Agreement under other specified circumstances relating to a significant recall or withdrawal of the Products or in the event of specified regulatory or governmental actions that would prevent a party from performing its obligations under the Agreement. Santarus may also terminate the Agreement in other circumstances, such as loss of market exclusivity, subject to notice to Victory. In addition, subject to one hundred twenty (120) days prior written notice to Victory, Santarus may terminate the Agreement (a) at any time following the 18-month anniversary of the effective date of the Agreement or (b) at any time following the effective date of the Agreement if Victory is not continuing to provide marketing and promotional support for the Products at specified minimum levels.
     Santarus is entitled to receive specified lump-sum payments in recognition of residual sales in the event that the Agreement continues in effect through the June 10, 2014 expiration date and in the event that Santarus determines to terminate the Agreement in connection with a change in control of Victory.
     The Products are commercially available in 375 mg and 500 mg dosage strengths. The initial focus of Santarus’ promotional efforts will be on the 375 mg dosage strength, and Victory’s promotional efforts to date have focused on this dosage strength. A generic formulation of the Products is currently commercially available in the 500 mg dosage strength and is the subject of pending patent infringement litigation initiated by Elan Corporation, plc and/or its affiliates, as the patent holder for the Products.
     Santarus issued a press release on June 28, 2007 announcing the Agreement, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference. The Agreement is being filed with this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the Agreement is qualified in its entirety by reference to such exhibit.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.
10.1+	Co-Promotion Agreement, dated as of June 28, 2007, by and between Santarus, Inc. and Victory Pharma, Inc.

99.1	Press Release, dated June 28, 2007

+	Application has been made to the Securities and Exchange Commission to seek confidential treatment of certain provisions. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANTARUS, INC.
Date: June 28, 2007	By:	/s/ Gerald T. Proehl
	Name:	Gerald T. Proehl
	Title:	President and Chief Executive Officer

EXHIBIT INDEX
10.1+	Co-Promotion Agreement, dated as of June 28, 2007, by and between Santarus, Inc. and Victory Pharma, Inc.

99.1	Press Release, dated June 28, 2007

+	Application has been made to the Securities and Exchange Commission to seek confidential treatment of certain provisions. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission.